DRAFT FOR PRESS RELEASE

FOR RELEASE:  October 28, 1996

CONTACT:  __________________


                                                        [UNION PACIFIC RESOURCES
News Release                                                GROUP INC. LOGO]
--------------------------------------------------------------------------------
                                         FOR IMMEDIATE RELEASE
                                         Media contact:
                                         Mark Knouse
                                         Vice President External Affairs
                                         817/877-7579

                                         Analyst:
                                         Mike Liebschwager
                                         Manager, Investor Relations
                                         817/877-6531


                       UNION PACIFIC RESOURCES GROUP INC.

                         ADOPTS SHAREHOLDER RIGHTS PLAN

         Fort Worth, Texas, October 28, 1996 -- Union Pacific Resources Group Inc. ("UPR") (the "Company") announced today that its Board of Directors has declared a dividend on its shares of Common Stock (the "Common Stock") of preferred share purchase rights (the "Rights") as part of a Shareholder Rights Plan (the "Plan").

         The Plan is designed to insure that all shareholders of the Company receive fair value for their Common Stock in the event of any proposed takeover of the Company and to guard against the use of partial tender offers or other coercive tactics to gain control of the Company without offering fair value to the Company's shareholders.

         Jack L. Messman, Chairman and Chief Executive Officer of the Company, said, "We believe that this Plan protects shareholder interests in the event that the Company is confronted with coercive or unfair takeover tactics, including offers that do not treat all shareholder interests fairly or do not maximize the value of the Company, including the long-term gains which the shareholders could reasonably expect to receive if the Company remains independent."

         Mr. Messman stressed that "the Plan is not intended, nor will it operate, to prevent an acquisition of the Company on terms that are favorable and fair to all shareholders. The Plan is designed to deal with the very serious problem of unilateral actions by hostile acquirors that are calculated to deprive the Board and shareholders of their ability to pursue the business strategies of the Company and otherwise seek to maximize shareholder value for all shareholders."

         Under the terms of the Plan, Rights will be distributed as a dividend at the rate of one Right for each share of Common Stock held as of the close of business on November 7, 1996. Shareholders will not actually receive certificates for the Rights at this time, but the Rights will become part of each share of Common Stock. The number of Rights outstanding is subject to adjustment under certain circumstances and all Rights expire on October 28, 2006.

         Each Right will entitle the holder to buy 1/100 of a share of Series A Junior Participating Preferred Shares of the Company (the "Preferred Shares") at an exercise price of $135. Each

Preferred Share fraction is designed to be equivalent in voting and dividend Rights to one share of Common Stock. The Rights will be exercisable and will trade separately from the Common Stock only if a person or group acquires beneficial ownership of 15% or more of the Company's Common Stock or commences a tender or exchange offer that would result in such a person or group owning 15% or more of the Common Stock. Only when one or more of these events occur will shareholders receive certificates for the Rights.


         If any person actually acquires 15% or more of Common Stock -- other than through a tender or exchange offer for all Common Stock that provides a fair price and other terms for such shares -- or if a 15%-or-more shareholder engages in certain "self-dealing" transactions or engages in a merger or other business combination in which the Company survives and its Common Stock remains outstanding, the other shareholders will be able to exercise the Rights and buy Common Stock of the Company having twice the value of the exercise price of the Rights. Additionally, if the Company is involved in certain other mergers where its shares are exchanged or certain major sales of its assets occur, shareholders will be able to purchase the other party's common stock in an amount equal to twice the value of the exercise price of the Rights. Upon the occurrence of any of these events, the Rights will no longer be exercisable into Preferred Shares.

         The Company will be entitled to redeem the Rights at $.01 per Right at any time until the tenth day following public announcement that a person has acquired a 15% ownership position in Common Stock of the Company. The Company in its discretion may extend the period during which it can redeem the Rights.

         Union Pacific Resources Group Inc. (NYSE-UPR) is one of the nation's largest independent oil and gas exploration and production companies. Headquartered in Fort Worth, Texas, UPR is the #1 domestic driller.

                                     -end-